Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 21, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of America’s Car-Mart, Inc. on Form 10-K for the year ended April 30, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of America’s Car-Mart, Inc. on Forms S-8 (File Nos. 333-139270, 333-139269, 333-208414, 333-208416, 333-227856, and 333-227857).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

June 21, 2019